EXHIBIT 3.1

CERTIFICATE OF RETIREMENT OF STOCK
OF
QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.
Quantum Fuel Systems Technologies Worldwide, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”),
DOES HEREBY CERTIFY:
FIRST: That at a meeting of the Board of Directors of the Corporation, a resolution was duly adopted which identified the shares of the capital stock of the Corporation, which, to the extent hereinafter set forth, had the status of retired shares.
SECOND: That the shares of capital stock of the Corporation which are retired are identified as being 12,499 shares of Series B Common Stock, $0.02 par value per share, which shares were converted into shares of the Corporation’s Common Stock, $0.02 par value per share, effective December 31, 2013, in accordance with Section 5.3 of the Amended and Restated Certificate of Incorporation of the Corporation.
THIRD: That the Amended and Restated Certificate of Incorporation of the Corporation prohibits the reissuance of the shares of Series B Common Stock when so retired and that the shares so retired constitute all the authorized shares of Series B Common Stock; and, pursuant to the provisions of Section 243 of the General Corporation Law of the State of Delaware, upon the effective date of the filing of this Certificate as therein provided, the Amended and Restated Certificate of Incorporation of the Corporation shall be amended so as to effect a reduction in the authorized number of shares of the Corporation by the elimination therefrom of all reference to said Series B Common Stock.
FOURTH: That the Amended and Restated Certificate of Incorporation of the Corporation directs the Corporation to appropriately amend the Amended and Restated Certificate of Incorporation of the Corporation to effect the change in the Corporation’s authorized capital stock as a result of the conversion of the Series B Common Stock in accordance with Section 5.3 of the Amended and Restated Certificate of Incorporation of the Corporation, and this Certificate of Retirement of Stock is being filed for the purpose of effecting such reduction in the authorized number of shares of Series B Common Stock.
IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Kenneth R. Lombardo, its General Counsel and Corporate Secretary, this 26th day of February, 2014.
By: /s/ Kenneth R. Lombardo
Name:    Kenneth R. Lombardo

Title:	General Counsel and Corporate Secretary